Exhibit 99.1

25 July 2006

Enova Systems, Inc. (“Enova”)

Regulation S common shares

Since Enova Systems, Inc. was admitted to AIM on 26 July 2005, the existing common shares have traded under the RIC Code “ENV.L” and the new common shares, which were issued as part of the placing, were issued under Regulation S of the US Securities Act 1933 and traded under the RIC Code “ENVS.L” and description of ‘ENOVA (REG S)’ no par value common shares.

Enova announces that effective from 26 July 2006, one year after Enova’s admission to the AIM Market, the ’ENOVA (REG S)’ no par value common shares under ISIN USU292791030 (symbol: “ENVS”) have become eligible for trading in the USA on the Over-the-counter Bulletin Board under the symbol ENOV in accordance with Rule 144 of the US Securities Act of 1933, as amended (the “US Securities Act”). Prior to 26 July 2006, these shares were publicly traded only on AIM in accordance with Rule 904 of Regulation S of the Securities Act. The distribution compliance period restrictions under Regulation S of the US Securities Act fall away one year after their issue.

The restrictions under Rule 144 of the US Securities Act will continue to apply to these shares for a further one year period (or such longer period that may be applicable to affiliates.) Rule 144, among other conditions, requires (i) that all sales be made through brokers transactions (ii) the number of shares which a shareholder may sell during any three-month period not exceed 1% of the outstanding shares of the same class being sold and (iii) the filing of a notice with the SEC on Form 144 if the sale involves more than 500 shares or the aggregate dollar amount is greater than $10,000 in any three-month period. In view of these conditions, the ‘ENOVA (REG S)’ shares will continue to have their own separate listing on AIM.